TYLER RESOURCES INC.

INTERIM FINANCIAL STATEMENTS

(UNAUDITED-PREPARED BY MANAGEMENT)

(In Canadian Dollars)

3rd Quarter Reports

April 30, 2004

#500, 926-5th Avenue S.W.

Calgary, Alberta

T2P 0N7

Phone: (403) 269-6753

Fax: (403) 266-2606

www.tylerresources.com

TYLER RESOURCES INC.
INTERIM BALANCE SHEETS
(Unaudited - prepared by management)
(In Canadian Dollars)	April 30,	April 30,
	2004	2003

ASSETS
Current
Cash and cash equivalents	$2,846,789	$5,560
Accounts receivable	26,862	16,911
Prepaids	22,538	2,022
Marketable securities Note 3	2,973	25,026

	2,899,162	49,519
LONG TERM INVESTMENTS (fair value $28,000)	33,500	-
OTHER ASSETS	6,241	6,241
CAPITAL ASSETS Note 4	46,347	-
MINERAL PROPERTIES Note 5	5,508,625	4,815,736

	$8,493,875	$4,871,496

LIABILITIES

CURRENT
Accounts payable and accrued liabilities	$60,115	$31,328
Related party payables and accrued liabilities	20,374	80,029
Demand notes payable due to related parties Note 6	-	49,991

	80,489	161,348

SHAREHOLDERS' EQUITY
CAPITAL STOCK Note 7
Authorized:
i) an unlimited number of common voting shares
ii) an unlimited number of preferred shares
Issued:
68,203,939 common shares,(2003-38,294,939)	13,028,492	9,050,246

CONTRIBUTED SURPLUS Note 8	376,050	-
DEFICIT	(4,991,156)	(4,340,098)

	8,413,386	4,710,148

	$8,493,875	$4,871,496

Commitment Note 10

Approved on behalf of the Board

"Gregory Smith"    Director                                      "James Devonshire"  Director

See accompanying notes to the financial statements.

TYLER RESOURCES INC.

INTERIM STATEMENTS OF OPERATIONS AND DEFICIT

(Unaudited - Prepared by Management)
(In Canadian Dollars)

	Nine months ended April 30,
	2004	2003

REVENUE
Interest and other	$25,013	$10,602

EXPENSES
General and administrative	173,963	76,541
Reporting to shareholders	13,311	8,979
Professional fees	15,598	12,591
Stock exchange and transfer
agent fees	23,328	15,811
Stock-based compensation Note 9	379,000	-
Depreciation	4,100	-

	609,300	113,922

LOSS BEFORE THE UNDERNOTED	(584,287)	(103,320)
Mineral property proceeds in excess
of mineral property costs	-	37,000
Gain on sale of investments	1,810	997

NET LOSS	(582,477)	(65,323)

DEFICIT, beginning of period	(4,408,679)	(4,274,775)

DEFICIT, end of period	$(4,991,156)	$(4,340,098)

LOSS PER SHARE
Basic and diluted	$(0.01)	$(0.00)

WEIGHTED AVERAGE SHARES
OUTSTANDING
Basic and diluted	44,338,180	37,337,430

See accompanying notes to the financial statements

TYLER RESOURCES INC.
INTERIM STATEMENTS OF CASH FLOW
(Unaudited - prepared by management)
(In Canadian Dollars)

	Nine months ended April 30,
	2004	2003

Increase (decrease) in cash and cash
equivalents:
OPERATING ACTIVITIES
Interest and other income received	$25,013	$10,602
Cash operating expenses	(273,551)	(57,434)

	(248,538)	(46,832)

INVESTING ACTIVITIES
Mineral property additions	(580,951)	(163,273)
Option receipts net of finders' fee	42,500	-
Capital asset purchases	(50,447)	-
Arbitration settlementNote 2	546,247	-

	(42,651)	(163,273)

FINANCING ACTIVITIES
Private placement proceeds net of issue costs	3,068,296	100,000
Exercise of warrants and options	107,000	-
Proceeds on disposal of investments	27,837	20,217
Demand notes payable	(67,065)	49,991
Interest paid on notes payable	(6,067)	-

	3,130,001	170,208

INCREASE (DECREASE) IN CASH
AND CASH EQUIVALENTS	2,838,812	(39,897)
CASH AND CASH EQUIVALENTS:
beginning of period	7,977	45,457

end of period	$2,846,789	$5,560

Supplementary information:

Interest and taxes

The amount of interest paid in the nine months ended April 30, 2004 is disclosed above.

 Interest paid during the nine-month period ended April 30, 2003 aggregated $1,412.

There were no cash payments for taxes during the above-noted periods.

Non-cash transactions

The following non-cash property transactions occurred during the current period, (see note 5):

The Company purchased a mineral property interest for $800,000, issuing 13,336,000 of its capital stock as consideration.

Pursuant to an option agreement, the Company received 100,000 shares and 50,000 warrants in

Majescor Resources Inc. valued at $33,500 based on the trading price of the shares on the transaction date.

See accompanying notes to the financial statements.

TYLER RESOURCES INC.

STATEMENT OF SHAREHOLDERS' EQUITY

FOR THE NINE MONTHS ENDED APRIL 30, 2004

(Unaudited - prepared by management) (In Canadian Dollars)

	Common Shares		Deficit
Balance, July 31, 2003	Number of shares	Amount
Capital stock issued for cash:	38,294,939	$ 9,050,246	$ (4,408,679)
Private placements, net of issue costs of $332,454	15,503,000	3,068,296	-
Capital stock issued for acquisition of mineral property Note 5	13,336,000	800,000	-
Options and warrants exercised	1,070,000	109,950	-
Net Loss	-	-	(582,477)
Balance, April 30, 2004	68,203,939	$ 13,028,492	$ (4,991,156)

See accompanying notes to the financial statements.

TYLER RESOURCES INC.

NOTES TO THE INTERIM FINANCIAL STATEMENTS

April 30, 2004

(Unaudited – prepared by management) (In Canadian Dollars)

1. Accounting Policies

Basis of presentation

The interim financial statements, that were not subject to audit or review by the Company’s external accountants, follow the same accounting policies and methods of computation as the audited financial statements for the year ended July 31, 2003. These interim financial statements should be read in conjunction with the audited financial statements for the year ended July 31, 2003 as not all disclosures required by Generally Accepted Accounting Principles for annual financial statements are presented.

2. Arbitration settlement

During the nine-month period ended April 30, 2004, pursuant to an Arbitration decision, the Company received $261,572 plus interest of $11,654, as reimbursement of joint venture over-expenditures associated with the Carat joint venture. The Company also received $284,675 as reimbursement for legal and other costs incurred regarding the arbitration. The awards were credited to the Carat property where the original property and arbitration costs had been capitalized. The interest has been included in “interest and other” in the statement of operations.

3. Marketable securities

				April 30,			April 30,
				2004			2003

			Number			Number
			of	Fair	Book	of	Fair	Book
			Shares	Value	Value	Shares	Value	Value

Northern	Abitibi	Mining	60,000	$3,900	$2,950	300,500	$24,000	$15,026
Corp.
Nordic Diamonds Ltd.			39	16	23	-	-	-
Cantech Ventures Inc.			-	-	-	208,125	10,000	10,000

				$3,916	$2,973		$34,000	$25,026

Northern Abitibi Mining Corp. is related by virtue of certain common officers and directors.

4.	Capital Assets
			April 30, 2004		April 30, 2003

Cost

Accumulated amortization Net book value

5. Mineral properties Mineral property acquisition

$50,447	$ -
4,100	-

$46,347	$ -

During the period ended April 30, 2004, the Company acquired a 40% interest in the Bahuerachi, Mexico mineral property from CDG Investments Inc., (CDG). The acquisition brought the Company’s interest in the property to approximately 89% with the initial vendor holding 11%. CDG is related to the Company by virtue of certain common officers and directors.

The Company issued 13,336,000 shares at a price of $0.06 per share, for aggregate consideration of $800,000, in payment of the purchase price. The price was negotiated and agreed to by independent committees of the board of directors of both companies and came within the range of values assigned to the property by an independent geological consulting firm. As the transaction took place between related parties, the transaction was valued at the amount of CDG’s basis in the property on the date of the transaction which also approximated the fair value.

TYLER RESOURCES INC.

NOTES TO THE INTERIM FINANCIAL STATEMENTS

April 30, 2004

(Unaudited – prepared by management) (In Canadian Dollars)

5. Mineral properties (continued)

Mineral property dispositions

The Company has granted Majescor Resources Inc., (Majescor), an option to acquire its approximate 30% and 33% interests, subject to a net profits interest retained by the Company of approximately 8%, in the Carat and Kelsey diamond exploration joint ventures respectively. In order to purchase the interests Majescor will be required to pay the Company $300,000 in cash and issue 300,000 common shares and 200,000 warrants to the Company over the course of two years. The warrants will be exercisable at prices ranging from $0.40 per share to $0.55 per share and will expire within two to three years of the warrant issue dates. To April 30, 2004, the Company has received 100,000 Majescor shares, 50,000 share purchase warrants exercisable at $.40 per share to March 4, 2007 and $50,000.

6.	Demand notes payable due to related parties
			April 30,	April 30,
			2004	2003
Due to related company, bearing interest at 10% per annum		*	$-	$13,580
Due to related company, bearing interest at 12% per annum		*	-	11,411
Due to officers’ companies, bearing interest at 12% per annum			-	25,000

			$-	$49,991

* Related by virtue of certain common officers and directors.

During the nine months ended April 30, 2004 an additional $10,000 was advanced to the Company by an officer’s company. The notes aggregating $77,065 and accrued interest of $6,067 were fully repaid in the current period.

7. Capital Stock

a) Options

The following summarizes stock option transactions during the nine months ended April 30, 2004 and April 30, 2003:

		2004				2003

	Number of		Average	Number	of		Average
	options		Price	options			Price

Balance beginning of period	1,360,000		$0.10	1,900,000			$0.10
Granted	3,740,000		$0.14	-			-
Expired or cancelled	-		-	(440,000)			$0.11
Exercised	(50,000)		$0.10	-			-

Balance April 30	5,050,000		$0.13	1,460,000			$0.10

The following summarizes stock options outstanding at April 30, 2004 and April 30, 2003:

		2004				2003

Expiry Date	Number of		Exercise	Number	of		Exercise

	shares		price	shares			price

January 23, 2006	1,285,000		$0.10	1,385,000			$0.10
January 29, 2007	75,000		$0.12	75,000			$0.12
December 15, 2008	2,190,000		$0.10	-			-
January 29, 2009	1,500,000		$0.20	-			-

	5,050,000			1,460,000

TYLER RESOURCES INC.

NOTES TO THE INTERIM FINANCIAL STATEMENTS

April 30, 2004

(Unaudited – prepared by management) ( In Canadian Dollars)

7. Capital Stock (continued)

b) Warrants

Warrants to purchase 2,500,000 common shares at $0.10 per share, expiring December 23, 2004 were issued pursuant to the private placement on December 23, 2003 and 2,480,000 are outstanding at April 30, 2004. Officers, directors, or their immediate family own 313,333 of these warrants. Further, warrants to purchase 6,501,500 common shares at $0.35 per share to September 16, 2005 were issued pursuant to the March, 2004 private placement. Officers and directors of the Company hold 62,500 of these warrants.

8.	Contributed Surplus
		2004	2003

	Balance beginning of period	$-	$ -
	Stock Option Benefit (note 9)	379,000	-
	Options exercised during the period	(2,950)	-

	Balance April 30	$376,050	$ -

9.	Stock-based compensation

The Company follows the “fair value” method of accounting for stock-based compensation arrangements, whereby the fair value of the stock options at the date of grant is recorded as compensation cost and a credit to contributed surplus. The fair value is determined using an option-pricing model that takes into account the exercise price and expected life of the option, the current price of the underlying stock, its expected volatility, the expected dividends on the stock, and the current risk-free interest rate for the expected life of the option. Stock options were granted to purchase 2,240,000 common shares at $0.10 per share and 1,500,000 common shares at $0.20 per share during the nine months ended April 30, 2004. A value of $132,000 was associated with the 2,240,000 options and a value of $247,000 was associated with the 1,500,000 options using the Black-Scholes Option Pricing Model under the following assumptions:

	2,240,000 options grant	1,500,000 options grant

Expected stock price volatility	130.47%	130.79%
Risk-free interest rate	3.93%	3.65%
Expected option life	5 years	5 years
Expected dividend yield	-	-

10. Commitment
Pursuant to the Bahuerachi, Mexico option agreement, the Company is required to make annual option payments of $50,000 US in November of each year until the property commences commercial production.

11. Comparative figures

Certain comparative amounts have been restated in order to conform with the financial statement presentation adopted in the current period.